Exhibit 99.2

Email to Employees

Definitive Healthcare Team,

I’m writing to share some very difficult news. Today, we’re reducing the size of our team by approximately 4% and saying goodbye to many talented friends and colleagues in the process. If you are among those impacted, you have already received an invitation to meet with your function leader and HR later this morning.

As I’ve shared with you in Town Halls over the past few months, we’re operating in a very challenging economy. Customers are taking longer to make purchase decisions, have smaller budgets, and in many cases, are deferring any decision by six months or more. While we are still growing as a company, we’re not growing as fast as we had planned, and our first half revenue expansion was behind plan. As a result, we’ve had to adjust our cost structure again.

The executive leadership team and I worked vigorously to manage budgets in an effort to avoid this outcome. However, given that the majority of our spending is on people, we could not manage our expenses far enough down without reducing our headcount.

Today’s actions are primarily focused on our commercial team, as we attempt to right-size our sales force for the current sales environment. We made a significant investment in a large commercial team for this year, with the hope and expectation that the macro environment would improve, but at this point we have not seen that improvement. Although we are reducing the size of customer-facing organization today, I don’t expect these cuts to impact our ability to meet our revenue expectation for the second half of 2023.

For employees departing Definitive Healthcare, today will be your last day. We have assembled a generous exit package for you, including salary continuation for a minimum of three months, benefits continuation for a minimum of six months, and access to our third-party outplacement support agency. We will also pay out variable compensation – be it bonuses or sales incentives – according to your individual plan. In addition, you will receive any unvested equity that was set to vest on or before November 1, 2023. Details on these various elements of severance will be laid out in your individual severance package documents. On behalf of the ELT, I want to thank you for all your contributions to Definitive Healthcare.

While today’s changes are painful, they are necessary to our path forward, and I remain optimistic about Definitive Healthcare’s prospects. We have an incredible platform, the best data on the entire U.S. healthcare ecosystem, and fantastic proprietary analytics that our customers use to generate new intelligence each day. We continue to grow and expand in all of our markets. I remain confident that the economy will improve, and as it does, I believe customers will increasingly turn to Definitive Healthcare to help accelerate their commercial growth.

Robert